FREE WRITING PROSPECTUS
Filed Pursuant to Rule 433
Registration Statement No. 333-162195
Dated: September 5, 2012

STRUCTURED PRODUCTS

HIGH/LOW COUPON AUTOCALLABLE SECURITIES

LINKED TO THE LESSER PERFORMANCE OF THE S&P 500® INDEX AND THE RUSSELL 2000® INDEX

PRODUCT DESCRIPTION

- Investment linked to the lesser performance of the S&P 500® Index and the Russell 2000® Index (each, a "**Reference Underlying**").
- Investors will receive variable Coupon that accrues at a rate that will depend on whether a Knock-In Event occurs.
- Appreciation potential limited to the Face Amount plus the Coupons, regardless of appreciation in the Reference Underlyings.
- Potential early exit as a result of the Automatic Call feature.
- Investors will lose some or all of their investment (excluding any Coupon payments) if the securities are not automatically called and a Knock-In Event occurs.
- Any payment on the securities is subject to the creditworthiness of the Issuer.

IMPORTANT DATES

Offering Period:	September 5, 2012 – September 13, 2012
Trade Date:	September 13, 2012
Settlement Date:	September 18, 2012
Final Valuation Date:	September 16, 2013
Maturity Date:	September 19, 2013
Observation Dates:	December 13, 2012, March 13, 2013, June 13, 2013 and September 16, 2013 (Final Valuation Date)
Coupon Payment Dates:	The Coupon will be paid semi-annually in arrears on the third business day after the second Observation Date and on the Maturity Date. If the securities are automatically called prior to the Final Valuation Date, the accrued and unpaid Coupon will be paid on the applicable Call Settlement Date.
Call Settlement Dates:	The third business day after the related Observation Date. The last Call Settlement Date will be the Maturity Date.

DISCOUNTS AND COMMISSIONS

	Price to Public	Maximum Total, Discount, Commissions and Fees	Minimum Proceeds to Issuer
Per security	$1,000	$2.50	$997.50

The securities will initially be distributed through Deutsche Bank Securities Inc. ("DBSI"), its affiliates and/or certain other affiliated or unaffiliated brokers (collectively, the "Brokers"). DBSI will receive a selling concession of up to 0.25% or $2.50 per $1,000 Face Amount of securities. DBSI, the agent for this offering, is our affiliate. For more information see "Supplemental Underwriting Information (Conflicts of Interest)" in term sheet No. 1610BK.

NOT FDIC / NCUA INSURED OR GUARANTEED MAY LOSE VALUE
NO BANK GUARANTEE NOT A DEPOSIT NOT INSURED BY ANY FEDERAL GOVERNMENTAL AGENCY

A member of Deutsche Bank Group

SUMMARY OF INDICATIVE TERMS (as of September 5, 2012)

Issuer:	Deutsche Bank AG, London Branch
CUSIP:	2515A1 LN 9
Face Amount:	$1,000 per Security
Coupon:	• **For any quarterly Observation Period, if a Knock-In Event has not occurred in that Observation Period or any preceding quarterly Observation Period**, the Coupon will accrue at a rate of between 8.50% and 14.00% per annum (to be determined on the Trade Date) for that Observation Period. • **If a Knock-In Event occurs during any quarterly Observation Period, the Coupon for that Observation Period** and every subsequent Observation Period will accrue at a rate of 1.00% per annum until an Automatic Call or maturity.
Observation Period:	There are four quarterly Observation Periods. The first quarterly Observation Period will be from but excluding the Trade Date to and including the first Observation Date. Each subsequent quarterly Observation Period will be from but excluding an Observation Date to an including the next Observation Date.
Automatic Call:	The securities will be automatically called if the Closing Levels of **both** Reference Underlyings are equal to or greater than their respective Initial Levels on an Observation Date. Payment upon an Automatic Call plus any accrued and unpaid Coupon will be made on the applicable Call Settlement Date. No Coupon will accrue or be payable following an Automatic Call.
Payment at Maturity	If the securities are not automatically called, the payment you will receive at maturity (excluding any Coupon payment) will depend on whether a Knock-In Event has occurred. • **If a Knock-In Event has not occurred**, you will receive a cash payment of $1,000 per Face Amount of securities. • **If a Knock-In Event occurs**, you will receive a cash payment per Face Amount of securities equal to the Face Amount plus the product of the Face Amount and the Reference Underlying Return of the Laggard Reference Underlying.
Reference Underlying Return	For each Reference Underlying, the Reference Underlying Return will be calculated as follows:: $\frac{\text{Final Level} - \text{Initial Level}}{\text{Initial Level}}$
Knock-In Event	A Knock-In Event occurs if the closing level of **either** Reference Underlying is less than its applicable Threshold Level on any day during **any** Observation Period.
Laggard Reference Underlying:	The Reference Underlying with the lower Reference Underlying Return on the Final Valuation Date. If the calculation agent determines that the two Reference Underlyings have equal Reference Underlying Returns, then the calculation agent will, in its sole discretion, designate either of the Reference Underlyings as the Laggard Reference Underlying.
Threshold Level:	For each Reference Underlying, 75.00% of the Initial Level
Initial Level:	For each Reference Underlying, the Closing Level of such Reference Underlying on the Trade Date
Final Level:	For each Reference Underlying, the Closing Level of such Reference Underlying on the Final Valuation Date
Closing Level	For each Reference Underlying, the official closing level of such Reference Underlying on the relevant date of calculation

HIGH/LOW COUPON AUTOCALLABLE SECURITIES PAGE 2

Is Closing Level ≥ Threshold Level for both underlyings on each day during the first Observation Period?

- Yes → Coupon will accrue at annual rate of 8.50%-14.00% for the first Observation Period
- No → Coupon will accrue at annual rate of 1.00% for all four Observation Periods

Is Closing Level ≥ Threshold Level for both underlyings on each day during the first & second Observation Periods?

- Yes → Coupon will accrue at annual rate of 8.50%-14.00% for the first and second Observation Periods
- No → Coupon will accrue at annual rate of 1.00% for the second, third & fourth Observation Periods

Is Closing Level ≥ Threshold Level for both underlyings on each day during the first, second & third Observation Periods?

- Yes → Coupon will accrue at annual rate of 8.50%-14.00% for the first, second & third Observation Periods
- No → Coupon will accrue at annual rate of 1.00% for the third and fourth Observation Periods

Is Closing Level ≥ Threshold Level for both underlyings on each day for the first, second, third & fourth Observation Periods?

- Yes → Coupon will accrue at an annual rate of 8.50%-14.00% for the first, second, third & fourth Observation Periods
- No → Coupon will accrue at an annual rate of 1.00% for the fourth Observation Period

CALCULATING THE PAYMENT AT MATURITY

For every $1,000 Face Amount of securities, investors will receive at maturity an amount based on the Reference Underlying Return of the Laggard Return Underlying and whether a Knock-In event has occurred, determined as follows. Any payment on the securities is subject to the credit of the Issuer.

1 Determine the Reference Underlying Return of the Laggard Reference Underlying

$$\text{Reference Underlying Return} = \frac{\text{Final Level} - \text{Initial Level}}{\text{Initial Level}}$$

2 A Knock-In Event has not occurred? Yes →

$$\text{Payment at Maturity} = \frac{\text{Face Amount}}{\$1{,}000}$$

No ↓

3 A Knock-In Event has occurred? Yes →

$$\text{Payment at Maturity} = \frac{\text{Face Amount}}{\$1{,}000} + \frac{\text{Face Amount}}{[\ \$1{,}000} \times \frac{\text{Laggard Reference Underlying Return}}{\text{Laggard Reference Underlying Return}\ ]}$$

HYPOTHETICAL PAYMENT AT MATURITY

The hypothetical returns set forth below assume $1,000 Face Amount of securities, a Threshold Level of 75% of the Initial Level and that the securities are not automatically called.

	A Knock-In Event <u>does occur</u>		A Knock-In Event <u>does not occur</u>	
Reference Underlying Return of the Laggard Reference Underlying	**Payment at Maturity (Excluding Coupon Payment) ($)**	**Return on the Securities at Maturity (Excluding Coupon Payment) (%)**	**Payment at Maturity (Excluding Coupon Payment) ($)**	**Return on the Securities at Maturity (Excluding Coupon Payment) (%)**
-1.00%	$990.00	-1.00%	$1,000.00	0.00%
-10.00%	$900.00	-10.00%	$1,000.00	0.00%
-20.00%	$800.00	-20.00%	$1,000.00	0.00%
-25.00%	$750.00	-25.00%	$1,000.00	0.00%
-30.00%	$700.00	-30.00%	N/A	N/A
-40.00%	$600.00	-40.00%	N/A	N/A
-50.00%	$500.00	-50.00%	N/A	N/A
-60.00%	$400.00	-60.00%	N/A	N/A
-70.00%	$300.00	-70.00%	N/A	N/A
-80.00%	$200.00	-80.00%	N/A	N/A
-90.00%	$100.00	-90.00%	N/A	N/A
-100.00%	$0.00	-100.00%	N/A	N/A

Hypothetical scenario analysis does not reflect advisory fees, brokerage or other commissions, or any other expenses that an investor may incur in connection with the securities. No representation is made that any trading strategy or account will, or is likely to, achieve similar returns to those shown above. Hypothetical results are neither an indicator nor guarantee of future returns. Actual results will vary, perhaps materially, from this hypothetical scenario.

HIGH/LOW COUPON AUTOCALLABLE SECURITIES

SELECTED RISK FACTORS

YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS -- If the securities are not automatically called, you will receive your initial investment at maturity so long as the Closing Levels of the Reference Underlyings have never been less than their respective Threshold Levels on any day during any Observation
Period. However, if the Closing Level of either Reference Underlying is less than its applicable Threshold Level on any day during any Observation Period, a
Knock-In Event will have occurred, and you will lose 1% of the Face Amount for every 1% the Final Level of the Laggard Reference Underlying is below the
Initial Level. Accordingly, you could lose some or all of your initial investment in the securities.

YOUR RETURN ON THE SECURITIES IS LIMITED TO THE FACE AMOUNT PLUS COUPON
PAYMENTS REGARDLESS OF ANY APPRECIATION IN THE REFERENCE UNDERLYINGS -- The
securities will not pay more than the Face Amount at maturity or upon an
Automatic Call, in addition to any Coupon payments. You will not receive the appreciation of the Reference Underlyings even if the Final Levels of both
Reference Underlyings are greater than or equal to their respective Initial
Levels. The maximum Payment upon an Automatic Call or the Payment at Maturity will be $1,000 per Face Amount of securities (excluding Coupon payments), regardless of any appreciation of the Reference Underlyings, which may be significant.

THE COUPON WILL ACCRUE AT ONLY 1.00% PER ANNUM IF A KNOCK-IN EVENT HAS OCCURRED
-- If the Closing Level of either Reference Underlying declines below its applicable Threshold Level on any day during any Observation Period, a Knock-In
Event will have occurred, and the Coupon for that Observation Period and every subsequent Observation Period will accrue at an annual rate of only 1.00% until an Automatic Call or maturity. The higher Coupon Rate of between 8.50% and
14.00% per annum (to be determined on the Trade Date) will accrue only as long as a Knock-In Event has not occurred in the relevant Observation Period or any preceding quarterly Observation Period. If a Knock-In Event occurs during the first Observation Period, you will receive Coupon payments at only 1.00% per annum for the entire term of the securities.

REINVESTMENT RISK -- If your securities are called early, the term of the securities may be reduced to as short as one quarter. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk in the event the securities are automatically called prior to the Maturity Date.

IF THE SECURITIES ARE NOT AUTOMATICALLY CALLED AND A KNOCK-IN
EVENT OCCURS, YOUR PAYMENT AT MATURITY WILL BE DETERMINED SOLELY BY THE LAGGARD
REFERENCE UNDERLYING -- If the securities are not automatically called and a
Knock-In Event occurs, the Payment at Maturity will be determined solely by reference to the Laggard Reference Underlying, the Reference Underlying Return
of which will be negative.

YOUR INVESTMENT IS EXPOSED TO A DECLINE IN THE LEVEL OF EACH REFERENCE
UNDERLYING -- Your return on the securities, if any, including the Coupon payments, Payment upon an Automatic Call and Payment at Maturity are not linked to a basket consisting of the Reference Underlyings. Rather, the payment on the securities will be determined by reference to the performance of each individual Reference Underlying. Unlike an instrument with a return linked to a basket, in which risk is mitigated and diversified among all of the basket components, you will be exposed equally to the risks related to each of the
Reference Underlyings. Poor performance by either of the Reference Underlyings over the term of the securities may negatively affect your payment on the securities and will not be offset or mitigated by a positive performance by the other Reference Underlying.

CREDIT RISK -- The payment of amounts owed to you under the securities is subject to the Issuer's ability to pay. Consequently, you are subject to risks relating to the creditworthiness of Deutsche Bank AG.

NO DIVIDEND PAYMENTS OR VOTING RIGHTS -- As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the component stocks included in the Reference Underlyings would have.

PAST PERFORMANCE OF THE REFERENCE UNDERLYINGS IS NO GUIDE TO FUTURE PERFORMANCE
-- The actual performance of the Reference Underlyings over the term of the securities may bear little relation to the historical levels of the Reference
Underlyings and may bear little relation to the hypothetical return examples set forth elsewhere in this term sheet.

IF THE LEVELS OF THE REFERENCE UNDERLYINGS CHANGE, THE VALUE OF YOUR SECURITIES
MAY NOT CHANGE IN THE SAME MANNER -- Your securities may trade quite differently from the Reference Underlyings.  Changes in the market levels of the Reference Underlyings may not result in a comparable change in the value of your securities.

CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE
SECURITIES PRIOR TO MATURITY -- Certain built-in costs, such as our estimated cost of hedging, are likely to adversely affect the value of the securities prior to maturity. You should be willing and able to hold your securities to maturity.

LACK OF LIQUIDITY -- There may be little or no secondary market for the securities. The securities will not be listed on any securities exchange.

MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE
SECURITIES -- While we expect that, generally, the levels of the Reference

Underlyings will affect the value of the securities more than any other single factor, the value of the securities will also be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other.

TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE EQUITY AND EQUITY
DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES -- We or one or more of our affiliates expect to hedge our exposure from the securities by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Reference Underlyings and make it less likely that you will receive a return on your investment in the securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the securities declines. We or our affiliates may also engage in trading in instruments linked to the Reference Underlyings on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Reference Underlyings. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors' trading and investment strategies relating to the securities.

OUR RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVELS OF THE
REFERENCE UNDERLYINGS TO WHICH THE SECURITIES ARE LINKED OR THE MARKET VALUE OF
THE SECURITIES-- We and our affiliates and agents may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the securities, which could affect the levels of the Reference
Underlyings to which the securities are linked or the value of the securities.

POTENTIAL CONFLICTS -- Because we and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE
UNCERTAIN -- We intend to treat the securities for U.S. federal income tax purposes as prepaid financial contracts that are not debt, with associated contingent coupons that constitute ordinary income and that, when paid to a
non-U.S. holder, are subject to 30% (or lower treaty rate) withholding.
However, there is substantial uncertainty regarding the tax treatment of the securities. If the Internal Revenue Service ("IRS") were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities could be materially affected. In addition, Treasury and the IRS have released a notice requesting comments on the tax treatment of "prepaid forward contracts" and similar instruments. Any resulting guidance could materially affect the tax consequences of an investment in the securities, possibly with retroactive effect.

See "Selected Risk Considerations" in the accompanying term sheet and "Risk
Factors" in the accompanying product supplement for additional information.

Deutsche Bank AG has filed a registration statement (including a prospectus)
with the Securities and Exchange Commission, or SEC, for the offering to which this fact sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents including term sheet No.
1610BK, the underlying supplement and the product supplement relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.
Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, underlying supplement, term sheet No. 1610BK and this fact sheet if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.